Exhibit(a)(1)(M)

Important information

This is neither an offer to purchase nor a solicitation of an offer to sell shares or American depositary shares of Schering AG. The terms and conditions of the offer have been published in the offer document after the permission of the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin) has been obtained on April 12, 2006. Dritte BV GmbH also has filed a tender offer statement with the U.S. Securities Exchange Commission (SEC) with respect to the takeover offer. Investors and holders of shares and American depositary shares of Schering AG are strongly advised to read the tender offer statement and other relevant documents regarding the takeover offer filed by Dritte BV GmbH with the SEC because they contain important information. Investors and holders of shares and American depositary shares of Schering AG will be able to receive these documents free of charge at the SEC’s web site (http://www.sec.gov), or at the web site http://www.bayer.com.

This is not an offer of Bayer AG’s securities for sale in the United States. No such securities have been registered under the U.S. Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States must be made by means of a prospectus that contains detailed information about the issuer, its management and its financial statements.

Bayer AG has been granted exemptive relief from the provisions of Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, permitting it (or Dritte BV GmbH or certain of its other affiliates or financial institutions on its behalf) to make purchases of shares of Schering AG outside of the takeover offer until the end of the offer period, subject to certain conditions. Accordingly, to the extent permissible under applicable securities laws and in accordance with normal German market practice, Bayer AG, Dritte BV GmbH or its nominees or its brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, shares of Schering AG outside the United States, other than pursuant to the offer, before or during the period in which the offer is open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required by applicable securities laws.

This announcement contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in our annual and interim reports to the Frankfurt Stock Exchange and in our reports filed with the U.S. Securities and Exchange Commission. Bayer AG and Dritte BV GmbH assume no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

I hereby confirm that I have read the above legal information

Ladies and gentlemen,

In the course of a public takeover offer to the stockholders of Schering AG, Bayer is willing to pay EUR 86 in cash for each Schering share or ADS (American Depositary Share). This corresponds to a transaction with a total value of EUR 16.5 billion. The offer price is 61 percent above the unweighted average Schering share price during the twelve months before the occurrence of initial speculation regarding a takeover. The Supervisory Board of Bayer AG has approved the proposed transaction. The Board of Management of Schering AG welcomes Bayer’s proposal and has stated its intention to approve the planned takeover offer and recommend acceptance by the company’s stockholders. The acceptance period for this offer begins on April 13 and ends on May 31 2006. >> more

Core Data

Bid Price: EUR 86 in cash per Schering share or ADS (American Depositary Share)

Acceptance Period: Begin: April 13, 2006

End (unless extended): May 31, 2006, 24:00 local time Frankfurt.

Extended Acceptance Period: June 9, 2006 through (anticipated) June 22, 2006, 24:00 local time Frankfurt.

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Planned transaction volume: EUR 16.5 billion

Premium offered to Schering shareholders: 39 % above the Schering share price before the announcement of the hostile bid by Merck KGaA, 12 % above the Merck KGaA offer

Current News

April 13, 2006 Press Release
Bayer makes official takeover offer for Schering

- Acceptance period for the offer of EUR 86 per share ends

  on May 31, 2006

- Wenning: Offer is a worthwhile one for Schering

  shareholders

March 30, 2006 Press Release
Overallotment option for Bayer Mandatory Convertible Bond fully exercised

March 29, 2006 Press Release
Strong interest of capital market for subordinated mandatory convertible bond

March 29, 2006 Press Release
Bayer announces the launch of a EUR 2 billion mandatory convertible bond

March 23, 2006 Press Release
Bayer plans to acquire Schering and offers stockholders EUR 86 per share

Why should you accept the offer?

The shareholders and owners of ADSs of Schering AG can benefit from accepting the offer:

Bayer is offering EUR 86 in cash for every Schering share or ADS. The offer price is around 61 percent above the unweighted average Schering share price during the twelve months before the occurrence of the initial speculation regarding a takeover. The acceptance period for this offer begins on April 13 and ends on May 31, 2006.

Please note that the offer document (scheduled publication: mid-April), by which the takeover offer is solely governed, contains further information on the topics considered below. The following details should therefore be read in conjunction with the information contained in the offer document and the additional publications.

Our reasons for the offer

“The proposed takeover of Schering is in line with our strategic objective of further growing our health care business, especially in the area of pharmaceutical specialty products, thus substantially strengthening our Bayer HealthCare subgroup in its role as a primary growth engine for the Bayer Group.”

Werner Wenning

Chairman of the Board of Management of Bayer AG

We are convinced that merging the two companies will create a health care heavyweight of international standing with a strong market position based on an innovative product portfolio and a well-stocked pipeline.

We believe this merger to be an appropriate, compelling and value-creating step which will also benefit our stockholders, employees, customers and patients.

It is also the best way of reasserting the importance of Germany as a pharmaceutical industry base.

The planned acquisition of Schering is consistent with Bayer HealthCare’s stated strategy to strengthen its pharmaceuticals business with a focus on specialty care. It will enable Bayer to increase the specialty products’ share of its pharmaceutical sales from the current level of 25 percent to around 70 percent, thus giving the company a leadership position in this highly attractive business.

We are convinced that this planned acquisition will be a very important step toward a successful future. It will give us leadership positions in the pharmaceutical specialties business, allowing us to take a top global role in all areas of the business.

Moreover, with a share of almost 50 percent in our overall portfolio, our health care business will be by far the largest Bayer subgroup. With this acquisition, we would expand the contribution of our life sciences business to total sales by our subgroups from 60 percent at present to around 70 percent, thus significantly reducing our dependence on cyclical economic developments.

In this way, we will achieve a further milestone in implementing our motto of Bayer: Science For A Better Life.

Offer Document

Here you will find the offer document available for download (pursuant to § 14 para. 3 sent. 1, no. 1 of the German Securities Acquisition and Takeover Act [Wertpapiererwerbs- und Übernahmegesetz, WpÜG]).

•                  German Version (pdf 279 KB)

•                  English Version (pdf 271 KB)

Acceptance Form

•                  German Version (pdf 64 KB)

•                  English Version (pdf 61 KB)

Core data

Bid Price: EUR 86 in cash per Schering share or ADS (American Depositary Share)

Acceptance Period: Begin: April 13, 2006

End: May 31, 2006, 24:00 local time Frankfurt.

Extended Acceptance Period: June 9, 2006 through (anticipated) June 22, 2006, 24:00 local time Frankfurt.

Planned transaction volume: EUR 16.5 billion

Premium offered to Schering shareholders: 61 % above the unweighted average Schering share price during the twelve months before the occurrence of initial speculation over a takeover, 39 % above the

 Schering share price before the announcement of the hostile bid by Merck KGaA, 12 % above the Merck KGaA offer

Management Board of Schering supports Takeover Offer: The management board of Bayer AG summarised the key points of the takeover offer in a letter dated March 23, 2006, submitted to the management board of Schering AG immediately prior to the publication of the decision to launch a takeover offer. In its immediate written response to the management board of Bayer AG on the same day the management board of Schering AG confirmed that the letter of Bayer AG accurately summarized the common understanding of both parties and expressed its intention to recommend the offer to the shareholders after publication and due review of the offer document.

•                  Letter of Management Board of Bayer AG (pdf 121 KB)

•                  Letter of Management Board of Schering AG (pdf 221 KB)

Planned publication of offer document: mid-April 2006

Acceptance deadline: at least 4 weeks

Planned name of new company: “Bayer-Schering Pharmaceuticals”

Sales of new company: more than EUR 9 billion.

Sales of the HealthCare subgroup: approximately EUR 15 billion

Planned headquarters of the new company Bayer-Schering Pharmaceuticals: Berlin

Highlights of Bayer-Schering Pharmaceuticals:

•                  Leading positions in numerous areas: gynecology, multiple sclerosis, cardiology/hematology and contrast agents.

•                  Leading position in biotechnology.

•                  20 projects in Phase III, 6 projects in Phase II and 19 projects in Phase I of clinical testing.

Top drug products:

•                  Betaseron® to treat multiple sclerosis (Schering),

•                  Leukine® to support the immune system during cancer therapy (Schering).

•                  Recombinant Factor VIII (Bayer) with the product name Kogenate®.

•                  In oncology: Nexavar® - this product recently received approval in the United States for the treatment of metastatic kidney cancer and the registration process is ongoing in many other countries. Nexavar® is also being tested for use in other cancer indications, with Phase III clinical trials under way for skin, liver and lung cancer.

•                  Cardiology/hematology: oral antithrombosis drug (Factor Xa inhibitor) in the late development pipeline.

•                  Antithrombosis drug alfimeprase undergoing Phase III clinical development.

•                  Development of a liposomal formulation of Kogenate®.

•                  In gynecology, just days ago Schering received approval in the United States for its oral contraceptive YAZ®, further highlighting the blockbuster potential of the Yasmin® product family and clearly underscoring the company’s claim to leadership in this market segment.

Mandatory publications

Mandatory announcements and publications from Dritte BV GmbH and/or Bayer AG

•                  Announcement according to Section 14 (3) Sentence 1 No. 2 of the German Securities Acquisition and Takeover Act (WpÜG)

•                  March 23, 2006: Publication of the decision to make a takeover offer dated 23.3.2006 in accordance with § 10 German Securities Acquisition and Takeover Act [Wertpapiererwerbs- und

Übernahmegesetz, WpÜG]

Service

News releases

•                  April 13, 2006: Bayer makes official takeover offer for Schering

•                  March 30, 2006: Overallotment option for Bayer Mandatory Convertible Bond fully exercised

•                  March 29, 2006: Strong interest of capital market for subordinated mandatory convertible bond

•                  March 29, 2006: Bayer announces the launch of a EUR 2 billion mandatory convertible bond

•                  March 23, 2006: Bayer plans to acquire Schering and offers stockholders EUR 86 per share

•                  March 24, 2006: Press Conference Call: Address by Werner Wenning

Presentations

•                  March 24, 2006: Presentation Charts for Investor Conference Call (pdf 273 KB)

•                  March 24, 2006: Investor Handout (pdf 434 KB)

Recordings

•                  March 24, 2006: Investor Conference Call

•                  March 24, 2006: Press Conference Call

Ad-hoc Publications

•                  March 23, 2006: Announcement according to Article 10 Para.1 of the German Securities Acquisition and Takeover Act (WpÜG) (pdf 141 KB)

•                  March 23, 2006: Bayer plans to acquire Schering (pdf 128 KB)

Answers to your questions

The following section contains a selection of questions and answers concerning the takeover offer. Please note that the offer document, by which the takeover offer is solely governed, contains further information on the topics considered below. The following details should therefore be read in conjunction with the information contained in the offer document and the additional publications.

What will Schering’s shareholders have to do in order to accept this offer?

As a shareholder of the Schering AG, you will be able to accept this offer simply by notifying your bank or stock brokerage to that effect in writing within the acceptance period (April 13 until May 31, 2006, 12 midnight CEDST*). Additional details on accepting the offer are given in the offer document.

Can the offer also be accepted during the extension period?

It will only be possible to accept the offer during the extension period (probably June 9 until June 22, 2006, 12 midnight CEDST*) if the minimum level of acceptance of 75% is reached within the initial acceptance period. In any case, Schering’s shareholders can thus not entirely depend on being able to accept the offer during the second time frame. The offer can no longer be accepted after expiration of the extension period.

How much will Bayer be paying for each share of Schering stock?

We are offering you Euro 86 in cash for each share of Schering stock. Our offer is thus not only approx. 61% above the unweighted, average 12-month share price, but also approx. 39% above the price at which Schering’s stock closed before rumors started circulating about a takeover. It will thus be worthwhile to take advantage of this offer.

How high is the transaction value?

The transaction value will be approx. Euro 16.5 billion. The increase in comparison to the value previously communicated at Euro 16.3 billion mainly resulted from the fact that the Schering AG has in the meantime issued stock from its own holdings to fulfill employee options and/or in all likelihood will issue said stock during the time frames established for the offer.

Is this offer subject to moratory conditions?

The offer is subject to, inter alia, the proviso of a minimum level of acceptance of 75% of the outstanding share capital of the Schering AG as well as approval by the EU Commission and the US antitrust authorities.

When can shareholders expect to receive the cash from accepting the offer?

The sale price will be paid when the transaction has been completed. That means after expiration of the time frames and fulfillment of any and all conditions. Additional information can be found with the documents enclosed with the offer.

Will Schering’s shareholders be charged any fees or will they incur any costs for accepting the offer?

The sale of Schering’s stock via a bank or brokerage or other portfolio-management institute with a headquarters in Germany is fundamentally free of charge for Schering AG’s shareholders. Detailed information is included in the offer document.

Where can Schering’s stockholders obtain the documents for this offer?

The offer document for this tender offer have been published both in English and German on the Bayer AG’s web site at http://www.bayer.de. There you can download them and print them pout. Printed copies can be ordered free of charge at 0800/64 64 833 (toll-free in Germany).

How will a successful offer affect Schering’s shareholders who do not take advantage of the takeover offer?

Shareholders, who decide against accepting the offer, can keep their Schering stock. Their stock will remain tradable on the stock market during both time frames and after completion of the transaction until further notice. Depending on the percentage of acceptance of the takeover offer, the volume of freely tradable stock will decrease; share-price levels, liquidity, and tradability of the stock could be restricted. Moreover, significant fluctuations in share price can also not be ruled out. Further information on the consequences of not accepting the offer can be found in the documents accompanying the offer.

How will a sale of Schering stock be treated tax-wise?

Schering’s shareholders are advised to consult a tax expert about their own individual tax situation prior to accepting the offer.

Where can more information be obtained?

Additional information and the complete offer document can be obtained at any bank that manages portfolios, at the telephone hotline at 0800/6464833 (toll-free in Germany) or on the Internet at http://www.bayer.de